SUBSIDIARIES OF THE REGISTRANT                                  EXHIBIT 21



Subsidiaries                   Jurisdiction of Incorporation           Ownership
------------                   -----------------------------           ---------

Mile Marker, Inc.                         Florida                         100%

     Mile Marker Automotive
      Electronics (ShenZhen), Ltd.         China                          100%

Mile Marker West, Inc.                   Washington                       100%